Exhibit 10.1
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions

SETTLEMENT AGREEMENT AND RELEASE
This Settlement Agreement and Release (“Agreement”) is entered into as of February 11, 2011 (the “Effective Date”) by and between The Medicines Company, a Delaware corporation (“MDCO”), and Wilmer Cutler Pickering Hale and Dorr LLP, a Delaware limited liability partnership (including its predecessor entities, Hale and Dorr LLP, a Massachusetts limited liability partnership, and Wilmer Cutler Pickering LLP, a Delaware limited liability partnership, “WilmerHale”).
INTRODUCTION
A.    Pursuant to a License Agreement between MDCO and Biogen Idec MA Inc., a Massachusetts corporation formerly known as Biogen, Inc. (“Biogen”), dated March 21, 1997, and the HRI License, MDCO is the exclusive licensee of United States Patent No. 5,196,404 (“'404 patent”).
B.    In February, 2001, MDCO sought to obtain an extension of the term of the '404 patent pursuant to the provisions of 35 U.S.C. §156.
C.    The United States Patent and Trademark Office (“USPTO”) subsequently denied MDCO's application for an extension of the term of the '404 patent as untimely under 35 U.S.C. §156(d)(1).
D.    On January 27, 2010, MDCO filed a lawsuit in the United States District Court for the Eastern District of Virginia (the “District Court”) against USPTO, the United States Food and Drug Administration (“FDA”), the United States Department of Health and Human Services, and the heads of those agencies, challenging USPTO's denial of MDCO's application for an extension of the term of the '404 patent.
E.    On March 16, 2010, the District Court granted summary judgment for MDCO, vacated

USPTO's decision, and remanded the matter to USPTO.
F.    On March 19, 2010, USPTO issued a new decision again denying MDCO's application for an extension of the term of the '404 patent.
G.    On March 25, 2010, MDCO filed a new lawsuit challenging USPTO's March 19, 2010 decision.
H.    On August 3, 2010, the District Court again granted summary judgment for MDCO, vacated USPTO's March 19, 2010 decision, and remanded with instructions that USPTO accept MDCO's extension application for the '404 patent as timely filed.
I.    On August 5, 2010, USPTO issued an order granting an interim extension (the “Interim Extension”) of the term of the '404 patent until August 13, 2011.
J.    The time for USPTO to appeal the District Court's August 3, 2010 entry of summary judgment for MDCO expired on October 4, 2010. USPTO declined to appeal that decision.
K.    On October 12, 2010, USPTO transmitted the patent term extension application for the '404 patent to FDA for calculation of the period of regulatory review required to determine the term of the final extension of the '404 patent to be granted based on MDCO's extension application (the “Finally Determined Extension”). FDA responded to USPTO by letter dated November 22, 2010, indicating that FDA had calculated the total length of the regulatory review period for Angiomax to be 3,665 days, not taking into account the effective date of the patent or excluding one-half of the testing phase as required by 35 U.S.C. §156(c)(2).
L.    On August 19, 2010, a generic drug manufacturer, APP Pharmaceuticals, LLC (“APP”), sought leave to intervene in the litigation for the purpose of appealing the District Court's August 3, 2010 entry of summary judgment.

M.    On September 13, 2010, the District Court denied APP's motion to intervene.
N.    On September 17, 2010, APP filed an amended notice of appeal challenging the District Court's September 13, 2010 intervention decision and its underlying August 3, 2010 merits decision.
O.    On October 5, 2010, MDCO filed a motion in the United States Court of Appeals for the Federal Circuit (the “Federal Circuit”) seeking dismissal of APP's appeal for lack of standing.
P.    On February 2, 2011, the Federal Circuit ordered the parties to address standing in their merits briefs and therefore denied the motion. As of the Effective Date, briefing of APP's appeal had not yet begun.
Q.    MDCO and WilmerHale wish to completely and finally settle all potential claims and causes of action between them related to the '404 patent, the extension of the term of the '404 patent, any alleged late filing of the request for an extension of the term of the '404 patent and any efforts to cure such alleged late filing, on the terms and conditions set forth in this Agreement.
R.    Contemporaneously with entering into this Agreement, WilmerHale is entering into an agreement with the issuers of the Insurance Policies as defined below, to establish the terms on which the issuers have agreed to pay proceeds of the Insurance Policies as set forth in this Agreement (the “Insurer Agreement”).
NOW THEREFORE, in reliance upon and in exchange for the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS
1.1.Affiliate means, with respect to a corporation or other business entity, any other corporation or other business entity that, directly or through one or more intermediaries, is controlled by,

controls, or is under common control with said first corporation or other business entity, with “control” meaning (a) direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting securities or capital stock of the controlled entity, if such entity is a corporation, or other comparable ownership interest with respect to an entity other than a corporation or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the controlled entity.
1.2.Aggregate Ropes & Gray Generic Entry Damages Contribution means, at any given point in time, the aggregate Ropes & Gray Generic Entry Damages Contribution that, directly or indirectly, MDCO or any successor, assign or Affiliate of MDCO has received and that has not been reimbursed by MDCO or any successor, assign or Affiliate of MDCO to Ropes & Gray.
1.3.Aggregate WilmerHale Contribution means, at any given point in time, the aggregate of all amounts paid to MDCO by or on behalf of WilmerHale (including without limitation all payments made to MDCO pursuant to Sections 2.1, 2.2 and 2.3, whether from Available Insurance Proceeds or otherwise) pursuant to this Agreement, in each case that has not been reimbursed to WilmerHale pursuant to Section 2.7 or 2.8.
1.4.Aggregate WilmerHale Generic Entry Damages Contribution means, at any given point in time, the aggregate WilmerHale Generic Entry Damages Contribution that, directly or indirectly, MDCO or any successor, assign or Affiliate of MDCO has received and that has not been reimbursed by MDCO or any successor, assign or Affiliate of MDCO to WilmerHale pursuant to Section 2.7 or 2.8.
1.5.ANDA means an Abbreviated New Drug Application submitted under 21 U.S.C. §355(j) or an application submitted under 21 U.S.C. §355(b)(2), in either case for the approval of an injectable bivalirudin product that is therapeutically equivalent to Angiomax, and in either case which application (a) relies upon Angiomax as the reference listed drug or listed drug, as applicable, and (b) contains, immediately preceding and upon approval, either:
(i) a Paragraph II or Paragraph III certification directed to the '404 patent pursuant to 21

U.S.C. §355(j)(2)(vii)(II) or (III) or 21 U.S.C. §355(b)(2)(A)(ii) or (iii), as applicable, or
(ii) a Paragraph IV certification directed to the '404 patent pursuant to 21 U.S.C. §355(j)(2)(vii)(IV) or 21 U.S.C. §355(b)(2)(A)(iv), as applicable, that is based on an assertion that the Extension is invalid.
1.6.Angiomax means the injectable bivalirudin product that is sold in the United States by MDCO, its Affiliates or Distributors under the ANGIOMAX trademark as of the Effective Date, together with any new formulations of such product and improved versions of such product sold in the United States by MDCO, its Affiliates or Distributors after the Effective Date, regardless of the trademark(s) under which such product(s) are sold after the Effective Date.
1.7.Available Insurance Proceeds means any proceeds of the Insurance Policies that (a) have been made available to WilmerHale, or are available for direct payment to MDCO on behalf of WilmerHale, by the insurers under the Insurance Policies with respect to the payment amount set forth in Section 2.1, Quarterly Claim Amounts, Total Remaining Losses and (subject to the proviso below in this definition) WilmerHale Insurance Recoveries (including the WilmerHale Reimbursement), and (b) have not previously been paid to MDCO, whether by WilmerHale or the insurers under the Insurance Policies, or to WilmerHale as set forth in the next sentence. Any WilmerHale Insurance Recoveries paid to WilmerHale shall reduce the Available Insurance Proceeds; provided that, if (i) Generic Entry occurs prior to the Generic Payment Period Expiration Date, (ii) a balance of Total Remaining Losses remains payable pursuant to Section 2.3 following the Generic Payment Period Expiration Date and (iii) the limit on WilmerHale's payment obligations set forth in Section 2.4 is otherwise reached prior to payment to MDCO of all Total Remaining Losses pursuant to Section 2.3, then the limit on WilmerHale's payment obligations set forth in the first two sentences of Section 2.4 shall be increased by the unvested portion, if any, of the WilmerHale Reimbursement (as described below in the definition of WilmerHale Reimbursement) and by one hundred percent (100%) of any WilmerHale Insurance Recoveries other than the WilmerHale Reimbursement.

1.8.Biogen License means the License Agreement between MDCO and Biogen dated March 21, 1997, as provided to WilmerHale and in effect on the Effective Date.
1.9.Biogen Release means a release from Biogen and Biogen Idec Inc., a Delaware corporation that is the parent of Biogen, in favor of the WilmerHale Released Parties in the form attached as Exhibit 1.
1.10.Distributor shall be defined in the manner set forth in Section 1.12 of the Biogen License.
1.11.Extension means (a) at any time prior to the grant of the Finally Determined Extension, the Interim Extension and (b) at any time from and after the grant of the Finally Determined Extension, the Finally Determined Extension.
1.12.Generic Entry means the date on which any Generic Product is first lawfully sold to end users in the United States after the Extension is held invalid or vacated, by a final judgment of a court of competent jurisdiction, on the basis that MDCO's application for an extension of the term of the '404 patent was untimely under 35 U.S.C. §156(d)(1) and not on any other basis.
1.13.Generic Entry Damages means damages suffered by MDCO or any successor, assign or Affiliate of MDCO based on declines in Net Sales of Angiomax in the United States following Generic Entry, determined as described below in clause (b) of the definition of Quarterly Claim Amount.
1.14.Generic Payment Period Expiration Date means:

(a)
if USPTO grants the Finally Determined Extension, the later of (i) the expiration of the Finally Determined Extension, whether or not the Finally Determined Extension is the same as originally sought by MDCO or (ii) the expiration of the pediatric exclusivity period granted by FDA for Angiomax as applied to the '404 patent, or

(b)	if USPTO does not grant the Finally Determined Extension, June 15, 2015.
1.15.Generic Payment Quarter means any calendar quarter or portion of a calendar quarter between Generic Entry and the Generic Payment Period Expiration Date during which a Generic Product is lawfully sold by a Third Party in the United States.

1.16.Generic Product means an injectable bivalirudin product that is sold by a Third Party in the United States pursuant to an approved ANDA, and that is not sold under any license or authorization granted, directly or indirectly, by MDCO or any of its Affiliates, Distributors or licensors or by any successor or assign of the '404 patent other than such a license or authorization by MDCO with WilmerHale's prior written consent to settle pending or potential patent litigation relating to the '404 patent with a Third Party filer of an ANDA in order to mitigate potential damages from Generic Entry prior to the Generic Payment Period Expiration Date.
1.17.HRI means Health Research, Inc., a New York not-for-profit corporation.
1.18.HRI License means the License Agreement between MDCO (as assignee of Biogen) and HRI dated June 6, 1990, as amended, as provided to WilmerHale and in effect on the Effective Date.
1.19.Insurance Policies means those professional liability insurance policies entitled [**].
1.20.MDCO Claim Mitigation Costs means the following out-of-pocket costs and expenses: (a) reasonable and customary legislative or administrative lobbying fees and expenses incurred by MDCO after December 31, 2010 with WilmerHale's prior written approval, (b) reasonable and customary consulting fees and expenses incurred by MDCO after December 31, 2010 with WilmerHale's prior written approval, (c) reasonable and customary legal fees and expenses incurred by MDCO after December 31, 2010 (which, for clarity, do not include legislative or administrative lobbying or consulting fees or expenses even if performed by a law firm), and (d) one or more of the Success Fees (as defined below) if paid by MDCO after December 31, 2010 pursuant to a contractual obligation to pay such Success Fee or Success Fees (and not if such payments are made by MDCO voluntarily or otherwise in the absence of an enforceable contractual obligation); in each case incurred by MDCO in connection with efforts to overcome USPTO's denials of MDCO's application for the Extension as untimely or in connection with litigation to defend the Extension against claims asserting untimely filing of such application or in defending against claims by Biogen of breach of the Biogen License by MDCO based on untimely filing of MDCO's application for the Extension.

1.21.Net Sales shall be defined in the manner set forth in Section 1.25 of the Biogen License.
1.22.Post-Generic Quarterly Net Sales shall be, for each Generic Payment Quarter, the Net Sales of Angiomax by MDCO, its Affiliates and Distributors in the United States for such Generic Payment Quarter.
1.23.Pre-Generic Quarterly Net Sales Benchmark shall be the average quarterly Net Sales of Angiomax in the United States in the four full calendar quarters immediately preceding the calendar quarter in which Generic Entry occurs. The Pre-Generic Quarterly Net Sales Benchmark shall be prorated for purposes of calculating the Quarterly Claim Amount for (a) the portion of the calendar quarter in which Generic Entry occurs that is subsequent to such Generic Entry, (b) the portion of the calendar quarter in which the Generic Payment Period Expiration Date occurs that is prior to the Generic Payment Period Expiration Date and (c) if Generic Product(s) cease to be sold by Third Party(-ies) in the United States during any calendar quarter at any time after Generic Entry but prior to the Generic Payment Period Expiration Date, for the portion of the calendar quarter before such cessation occurred. For example, if Generic Entry first occurred halfway (i.e., approximately forty-five (45) days) through a calendar quarter, then with respect to the resulting first Generic Payment Quarter, which would have a duration equal to half of the duration of a full calendar quarter (i.e., approximately forty-five (45) days), the Pre-Generic Quarterly Net Sales Benchmark would be prorated to fifty percent (50%) of the full Pre-Generic Quarterly Net Sales Benchmark.
1.24.Quarterly Claim Amount shall be, for each calendar quarter or portion of a calendar quarter between the Effective Date and the Generic Payment Period Expiration Date and subject to adjustment as provided in Section 2.2.4 below, (a) any MDCO Claim Mitigation Costs incurred in such calendar quarter or portion of a calendar quarter, plus (b) if such calendar quarter or portion of a calendar quarter is a Generic Payment Quarter, [**] percent ([**]%) of the excess, if any, of the Pre-Generic Quarterly Net Sales Benchmark over the Post-Generic Quarterly Net Sales for such Generic Payment Quarter.

1.25.Ropes & Gray means, collectively, Ropes & Gray LLP and Fish & Neave, and all of their past, present and future partners (in their capacity as past, present and future partners), Affiliates, divisions, predecessors, successors and assigns.
1.26.Ropes & Gray Generic Entry Damages Contribution means the portion of any amount of money or other items of value (such as credits or reductions in fees for legal services), if any, received by MDCO or any successor, assign or Affiliate of MDCO, directly or indirectly, in settlement of or in satisfaction of any claim against Ropes & Gray, or any lawyer, employee, agent or person related to Ropes & Gray, relating to the '404 patent, including without limitation to the Extension, any alleged late filing of any request for an extension of the term of the '404 patent or any efforts to cure such alleged late filing, including any insurance proceeds so received, that is reasonably allocable to Generic Entry Damages. If the parties do not agree on such allocation of any such recovery by MDCO or any successor, assign or Affiliate of MDCO between (a) Generic Entry Damages and (b) other losses suffered by MDCO or any successor, assign or Affiliate of MDCO relating to the '404 patent, including without limitation to the Extension, any alleged late filing of any request for an extension of the term of the '404 patent or any efforts to cure such alleged late filing, such allocation shall be determined as set forth in Section 2.11.
1.27.Success Fees means certain fees pursuant to fee arrangements relating to lobbying entered into by MDCO prior to the Effective Date potentially totaling $[**] in the aggregate and described in certain written materials provided by MDCO to WilmerHale. For the avoidance of doubt, any dispute concerning whether MDCO has an enforceable contractual obligation to pay such Success Fees shall be resolved in accordance with Section 6.2.
1.28.Third Party means a person or entity other than MDCO, WilmerHale, or any of their respective Affiliates.
1.29.Total Remaining Losses, at any given time, shall be the difference calculated as (a) the amounts payable to MDCO pursuant to Section 2.1 and all Quarterly Claim Amounts minus (b) the Aggregate WilmerHale Contribution.

1.30.WilmerHale Generic Entry Damages Contribution means the portion of any Quarterly Claim Amount representing Generic Entry Damages paid to MDCO by or on behalf of WilmerHale (whether from Available Insurance Proceeds or otherwise) pursuant to Section 2.2 or the portion of any Total Remaining Losses representing Generic Entry Damages paid to MDCO by or on behalf of WilmerHale (whether from Available Insurance Proceeds or otherwise) pursuant to Section 2.3.
1.31.WilmerHale Generic Entry Damages Contribution Allocation Percentage shall be defined as the quotient equal to (a) the Aggregate WilmerHale Generic Entry Damages Contribution, divided by (b) the sum of the Aggregate WilmerHale Generic Entry Damages Contribution plus the Aggregate Ropes & Gray Generic Entry Damages Contribution, expressed as a percentage.
1.32.WilmerHale Insurance Recoveries means any proceeds of the Insurance Policies, other than any such proceeds paid to MDCO hereunder (whether paid directly by the Insurers or by WilmerHale to MDCO out of the proceeds of the Insurance Policies), made available to WilmerHale for reasonable and customary costs and expenses incurred by WilmerHale in connection with efforts to overcome USPTO's denials of MDCO's application for the Extension as untimely, in connection with litigation to defend the Extension against claims asserting untimely filing of such application or in connection with WilmerHale's defense and settlement of claims based on assertions that such application was not timely filed, including without limitation the defense and settlement of the potential claims and causes of action that are the subject of this Agreement. It is understood that such proceeds shall include amounts made available to WilmerHale to compensate it for time spent by WilmerHale lawyers in connection with the specified activities and that $[**] is being made available for such time through December 31, 2010.
1.33.WilmerHale Reimbursement means the WilmerHale Insurance Recoveries for costs and expenses incurred by WilmerHale prior to the Effective Date totaling $[**] (which, after a reduction of $[**] to satisfy WilmerHale's retention under the Insurance Policies, result in a net WilmerHale Reimbursement payment to WilmerHale of $[**]). For purposes of the potential adjustment set forth in the definition of Available Insurance Proceeds above to the limit on WilmerHale's payment obligations hereunder set forth in Section 2.4, $[**] of which, after the $[**] reduction to satisfy WilmerHale's retention under the Insurance Policies, is included in the net WilmerHale Reimbursement payment to WilmerHale described above) shall be vested from and after the Effective Date, $[**] shall initially be unvested, but shall become vested on January 1, 2012 if Generic Entry has not occurred prior to January 1, 2012, and the remaining $[**] shall initially be unvested, but shall become vested on January 1, 2013 if Generic Entry has not occurred prior to January 1, 2013.

2.	PAYMENTS
2.1.Within sixty (60) days after the Effective Date, WilmerHale shall pay or cause to be paid to MDCO from Available Insurance Proceeds the sum of $17,983,876.
2.2.For each calendar quarter that ends after the Effective Date:
2.2.1.WilmerHale will pay or cause to be paid to MDCO the applicable Quarterly Claim Amount for such calendar quarter, if any, within sixty (60) days after receipt from MDCO by WilmerHale of the report specified in Section 2.5(a); provided that, WilmerHale's payment obligations pursuant to this Section 2.2.1 shall be subject to Sections 2.2.2, 2.2.3, 2.2.4, 2.4, 2.7 and 2.8.
2.2.2.To the extent that, for any calendar quarter, the Available Insurance Proceeds equal or exceed the full Quarterly Claim Amount, such Available Insurance Proceeds will be used to pay the full Quarterly Claim Amount.
2.2.3.In the event that the Quarterly Claim Amount otherwise payable pursuant to Section 2.2.1 for any calendar quarter exceeds the Available Insurance Proceeds, then, in lieu of the payment amount otherwise payable pursuant to Section 2.2.1 and subject to Sections 2.3, 2.4, 2.7 and 2.8, WilmerHale shall pay or cause to be paid to MDCO the lesser of (a) the Available Insurance Proceeds plus $2.875 million or (b) the Quarterly Claim Amount. For the avoidance of doubt, if a quarterly payment pursuant to this Section 2.2.3 is less than the full Quarterly Claim Amount for the applicable calendar quarter, the shortfall in such payment shall be included in the calculation of Total Remaining Losses.
2.2.4.Notwithstanding WilmerHale's payment obligations set forth above in this Section 2.2, if at any time beginning with the commencement of the four calendar quarter period set forth in the definition of Pre-Generic Quarterly Net Sales Benchmark from which Net Sales of Angiomax in the United States are used to calculate the Pre-Generic Quarterly Net Sales Benchmark (including without limitation any time after Generic Entry) (i) a product or products (other than Generic Product(s)) that compete with and materially reduce demand for injectable bivalirudin products have been introduced into the United States market, and result in a reduction of Net Sales, (ii) material developments relating to manufacturing, regulatory matters or safety adversely affect the commercialization of Angiomax by MDCO, its Affiliates or Distributors in the United States, and result in a reduction of Net Sales, (iii) MDCO's commercialization efforts with respect to Angiomax in the United States are not substantially comparable to those made by generic competitors of injectible bivalirudin products or (iv) material changes in medical practices in the United States for indications for which Angiomax is used in the United States adversely affect the commercialization of Angiomax by MDCO, its Affiliates or Distributors in the United States, the Quarterly Claim Amount(s) for Generic Payment Quarter(s) shall be reduced by mutual agreement of the parties to account for the effects of such other factors. If the parties are unable to agree on such reduction or as to whether the factor(s) justifying such reduction exist, (a) WilmerHale shall continue to pay or cause to be paid to MDCO the undisputed portions of all quarterly amounts payable under this Section 2.2, as applicable, in accordance with Section 2.5, (b) WilmerHale shall pay or cause to be paid into a mutually agreed, interest-bearing Third Party escrow account the otherwise payable portions of any quarterly amounts that WilmerHale reasonably asserts are not payable based on such factor(s) justifying a reduction and (c) the parties shall submit such matter for resolution by arbitration in accordance with Section 6.2 below. In the event of such a disagreement that results in disputed payment amounts being paid into escrow, any escrowed amounts determined by the arbitrator to be payable to MDCO (together with associated interest amounts) shall, upon such determination, be released from escrow to MDCO, and any escrowed amounts determined by the arbitrator not to be payable to MDCO (together with associated interest amounts) shall, upon such determination, be released from escrow to WilmerHale.
2.2.5.In the event of any disagreement between the parties regarding payment obligations with respect to Quarterly Claim Amounts pursuant to this Section 2.2, such dispute shall be resolved in accordance with Section 6.2.
2.3.Subject to Section 2.4, 2.7 and 2.8, commencing with the first full calendar quarter following the Generic Payment Period Expiration Date, if a remaining balance of Total Remaining Losses exists, WilmerHale will make or cause to be made quarterly payments to MDCO equal to the lesser of (a) the sum of any Available Insurance Proceeds plus $2.875 million or (b) the remaining balance of the Total Remaining Losses, such payments to be made in accordance with Section 2.5 below, until the earlier of such time as the remaining balance of the Total Remaining Losses is paid in full or the limit set forth in Section 2.4 has been reached. In the event of any disagreement between the parties regarding payment obligations with respect to Total Remaining Losses pursuant to this Section 2.3, such dispute shall be resolved in accordance with Section 6.2.
2.4.WilmerHale's obligations to make payments under this Agreement will irrevocably cease at such time as WilmerHale has made payments pursuant to Sections 2.2 and 2.3 that, subject to the immediately following sentence, total $115 million in addition to all Available Insurance Proceeds paid to MDCO pursuant to Sections 2.1, 2.2 and 2.3. In the event that the foregoing limit of $115 million is reached before all Total Remaining Losses otherwise payable pursuant to Section 2.3 have been paid, then such limit shall be increased to the extent described above in the proviso in the final sentence of the definition of Available Insurance Proceeds. In addition, for the avoidance of doubt, in no event shall WilmerHale be obligated under Sections 2.2 and 2.3 to pay more than an aggregate of $2.875 million (in addition to Available Insurance Proceeds, if any) in any calendar quarter.
2.5.Promptly after Generic Entry, MDCO shall provide WilmerHale with a calculation of the Pre-Generic Quarterly Net Sales Benchmark, including reasonable supporting details therefor. For each calendar quarter or portion of a calendar quarter that ends after the Effective Date for which Quarterly Claim Amounts are payable pursuant to Section 2.2.1, (a) MDCO shall provide WilmerHale with quarterly reports of all applicable Post-Generic Quarterly Net Sales, Quarterly Claim Amounts and Ropes & Gray Generic Entry Damages Contribution, including reasonable supporting details therefor and copies of invoices (reasonably redacted as necessary to preserve applicable privileges) for any claimed MDCO Claim Mitigation Costs, and (b) payments under Section 2.2 shall be made via wire transfer within sixty (60) days after receipt by WilmerHale of such reports. After the final Generic Payment Quarter, (i) MDCO shall provide WilmerHale with quarterly reports of Total Remaining Losses and Ropes & Gray Generic Entry Damages Contribution, including reasonable supporting details therefor and copies of invoices (reasonably redacted as necessary to preserve applicable privileges) for any claimed MDCO Claim Mitigation Costs, and (ii) payments under Section 2.3 shall be made via wire transfer within sixty (60) days after receipt by WilmerHale of such reports. MDCO, its Affiliates and Distributors shall maintain books and records relating to the foregoing for each calendar year until the third anniversary of the end of such calendar year, and WilmerHale shall have the same rights to audit such books and records for the purposes of verifying the information provided by MDCO pursuant to this Section 2.5 as Biogen has to audit the books and records of MDCO, its Affiliates and Distributors pursuant to Section 6.12 of the Biogen License.
2.6.WilmerHale shall notify MDCO in writing of any request to be paid, and any payments of, WilmerHale Insurance Recoveries incurred after the Effective Date and, upon reasonable request, provide MDCO with back-up for any such requests.
2.7.If at any time or from time to time, whether before, during or after the periods during which WilmerHale and/or insurers under one or more of the Insurance Policies are obligated to make payments hereunder, MDCO or any successor, assign or Affiliate of MDCO recovers from any Third Party any amounts, other than amounts recovered from Ropes & Gray or its insurers (which are the subject of Section 2.8), representing Generic Entry Damages for which WilmerHale or any of its insurers has made payments to MDCO pursuant to this Agreement, WilmerHale shall be entitled to a refund of such recovery amount to the extent of such prior payments to MDCO by WilmerHale or any of its insurers. For example, if, after a final judgment holding the Extension invalid or vacating the Extension is overturned on appeal, MDCO or any successor, assign or Affiliate of MDCO recovers infringement damages based on sales of a Generic Product by a Third Party in the United States during the period between such final judgment and such reversal on appeal, where such infringing sales resulted in Generic Entry Damages that were paid to MDCO hereunder, MDCO shall refund such recovery to WilmerHale up to the amount of such prior payments of Generic Entry Damages to MDCO by WilmerHale or any of its insurers. Alternatively, if at any time or from time to time during the periods during which WilmerHale and/or insurers under one or more of the Insurance Policies are obligated to make payments hereunder, MDCO or any successor, assign or Affiliate of MDCO recovers from any Third Party (other than Ropes & Gray or its insurers) any amount representing losses or costs as described above in this Section 2.7, WilmerHale shall be entitled to reduce such otherwise required payments by the amount of the refund to which WilmerHale would be entitled pursuant to the above provisions of this Section 2.7 if WilmerHale were to make the otherwise required payments in full.
2.8.If at any time or from time to time, whether before, during or after the periods during which WilmerHale and/or insurers under one or more of the Insurance Policies are obligated to make payments hereunder, the sum of the Aggregate WilmerHale Generic Entry Damages Contribution and the Aggregate Ropes & Gray Generic Entry Damages Contribution exceeds the aggregate Generic Entry Damages suffered by MDCO, WilmerHale shall be entitled to a refund of an amount equal to the WilmerHale Generic Entry Damages Contribution Allocation Percentage multiplied by the excess amount. Alternatively, if at any time or from time to time during the periods during which WilmerHale and/or insurers under one or more of the Insurance Policies are obligated to make payments hereunder, an otherwise required payment by WilmerHale would cause the sum of the Aggregate WilmerHale Generic Entry Damages Contribution and the Aggregate Ropes & Gray Generic Entry Damages Contribution to exceed the aggregate Generic Entry Damages suffered by MDCO, WilmerHale shall be entitled to reduce such otherwise required payments by the amount of the refund to which WilmerHale would be entitled pursuant to the immediately preceding sentence if WilmerHale were to make the otherwise required payment in full. For the avoidance of doubt, WilmerHale shall not be entitled to a refund pursuant to this Section 2.8 if Generic Entry does not occur prior to the Generic Payment Period Expiration Date.
2.9.MDCO shall (a) promptly notify WilmerHale of all settlements, judgments and other recoveries by MDCO from any Third Party, including without limitation Ropes & Gray, or any lawyer, employee, agent or person related to Ropes & Gray, that include any amount representing or potentially representing Generic Entry Damages or any other recovery amount relating to any claim or potential claim by MDCO relating to Generic Entry or to the '404 patent, including without limitation to the Extension, to any alleged late filing of any request for an extension of the term of the '404 patent or any efforts to cure such alleged late filing or to any amounts that are refundable or potentially refundable to WilmerHale pursuant to Section 2.7 or 2.8, (b) promptly provide WilmerHale with full and correct copies of all settlement agreements, judgments and other documentation relating to the settlements, judgments and other recoveries described in the foregoing clause (a), (c) promptly provide WilmerHale with MDCO's calculation of all amounts that are refundable to WilmerHale pursuant to Sections 2.7 and 2.8, and (d) make all applicable refund payments pursuant to Sections 2.7 and 2.8 to WilmerHale within thirty (30) days after the refund obligations arise.
2.10.WilmerHale shall have the same rights to audit MDCO's books and records for the purposes of verifying refund amounts payable pursuant to Sections 2.7 and 2.8 as WilmerHale has to audit MDCO's books and records pursuant to Section 2.5 above.
2.11.If MDCO and WilmerHale do not agree on the allocation of any recovery by MDCO or any successor, assign or Affiliate of MDCO in settlement of or in satisfaction of any claim against Ropes & Gray, or any lawyer, employee, agent or person related to Ropes & Gray, including any insurance proceeds so received, as set forth in the definition of Ropes & Gray Generic Entry Damages Contribution, between (a) Generic Entry Damages and (b) other losses suffered or that may be suffered by MDCO or any successor, assign or Affiliate of MDCO relating to the '404 patent, including without limitation to the Extension, any alleged late filing of any request for an extension of the term of the '404 patent or any efforts to cure such alleged late filing, then the parties shall submit such matter for resolution by arbitration in accordance with Section 6.2 below based on the principle that such recoveries made by MDCO or any successor, assign or Affiliate of MDCO shall be reasonably allocated based on the relative proportion of losses suffered or that may be suffered by MDCO and its successors, assigns and Affiliates described in the foregoing clauses (a) and (b).
2.12.MDCO shall use commercially reasonable efforts to obtain all amounts that, if recovered by MDCO, would entitle WilmerHale to refunds pursuant to Sections 2.7 and 2.8.

3.	RELEASES
3.1.MDCO, for and on behalf of itself, its former, present and future Affiliates and its successors and assigns, and any other person or entity claiming by or through MDCO, forever releases and discharges WilmerHale; its past, present and future partners, Affiliates, divisions, predecessors, successors and assigns; and the past, present and future managers, members, officers, directors, trustees, principals, shareholders, employees, counsel, junior partners, associates, agents, representatives, insurers, and attorneys of any of the foregoing (the “WilmerHale Released Parties”) from and against any and all past, present and future claims, debts, demands, causes of action, costs, obligations, damages, and liabilities of any kind or nature, known or unknown, arising from or relating to the '404 patent, the Extension, any alleged late filing of any request for an extension of the term of the '404 patent, any efforts to cure such alleged late filing or any related matter, other than obligations set forth in this Agreement (and, in the case of WilmerHale's insurers, other than obligations to pay proceeds of the Insurance Policies as described in this Agreement). Nothing in this Section 3.1 is intended to or shall release Ropes & Gray, or any past, present or future associates, counsel, employees, patent agents, insurers or shareholders of Ropes & Gray, from any or all past, present or future claims, causes of actions, costs, obligations, damages or liabilities, of any kind or nature, known or unknown, including, without limitation, claims of the kind or nature which are the subject of this Agreement.
3.2.In consideration of the obligations undertaken by WilmerHale pursuant to this Agreement, MDCO agrees that it will not enter into any agreement with Biogen, Biogen Idec Inc., a Delaware corporation, or any of their former, present or future Affiliates or divisions, predecessors, successors or assigns to settle potential claims or causes of action related to the '404 patent, the Extension, any alleged late filing of any request for an extension of the term of the '404 patent, any efforts to cure such alleged late filing, any breach or alleged breach of the Biogen License or any related matter, unless, prior to or concurrently with the execution of such settlement agreement, Biogen provides to WilmerHale the fully executed and delivered Biogen Release.
3.3.WilmerHale, for and on behalf of itself, its former, present and future partners, Affiliates and its divisions, predecessors, successors and assigns, and any other person or entity claiming by or through WilmerHale, forever releases and discharges MDCO; its past, present and future Affiliates, divisions, predecessors, successors and assigns; and the past, present and future officers, directors, trustees, principals, shareholders, employees, agents and representatives of any of the foregoing (the “MDCO Released Parties”) from and against any and all past, present and future claims, debts, demands, causes of action, costs, obligations, damages, and liabilities of any kind or nature, known or unknown, arising from or relating to the '404 patent, the Extension, any alleged late filing of any request for an extension of the term of the '404 patent, any efforts to cure such alleged late filing or any related matter, other than obligations set forth in this Agreement. Nothing in this Section 3.3 is intended to or shall release Ropes & Gray, or any past, present or future associates, counsel, employees, patent agents, insurers or shareholders of Ropes & Gray, from any or all past, present or future claims, causes of actions, costs, obligations, damages or liabilities, of any kind or nature, known or unknown, including, without limitation, claims of the kind or nature which are the subject of this Agreement.

4.	INDEMNIFICATION; REPRESENTATIONS, WARRANTIES AND COVENANT
4.1.MDCO and its Affiliates, successors and assigns shall indemnify, defend and hold harmless the WilmerHale Released Parties from and against any and all claims, debts, demands, causes of action, costs, obligations, damages, and liabilities of any kind or nature, known or unknown, and any and all expenses (including without limitation reasonable attorneys' fees and expenses) arising from or relating to any claim by HRI, its former, present and future Affiliates and its divisions, predecessors, successors and assigns, and any other person or entity claiming by or through HRI based on any state of facts or circumstances relating to the HRI License or to the '404 patent, the Extension, any alleged late filing of any request for an extension of the term of the '404 patent, any efforts to cure such alleged late filing or any related matter.
4.2.MDCO represents and warrants to WilmerHale that, as of the Effective Date, MDCO has not licensed any rights with respect to the '404 patent from any Third Party, and does not owe any Third Party royalties or other consideration based on sales of Angiomax, except pursuant to the Biogen License and the HRI License.
4.3.MDCO represents, warrants and covenants to the WilmerHale Released Parties that MDCO shall not seek to recover from Ropes & Gray or any Third Party or their respective insurers, and shall not accept from Ropes & Gray or any Third Party or their respective insurers, any amounts constituting or attributable to any portion of the amount payable to MDCO pursuant to Section 2.1 above or any portion of a Quarterly Claim Amount payable pursuant to Section 2.2 consisting of MDCO Claim Mitigation Costs.

5.	AGREEMENT WITH INSURERS

5.1.WilmerHale covenants and agrees with and in favor of MDCO that WilmerHale will not, in any manner that is adverse to MDCO, terminate, waive any obligation of the insurers under or agree to amend the Insurer Agreement, an executed copy of which WilmerHale has provided to MDCO. At MDCO's request and expense, WilmerHale shall seek to enforce any obligation of the insurers under the Insurer Agreement for MDCO's benefit; provided that MDCO shall indemnify and hold harmless WilmerHale from and against any and all claims, debts, demands, causes of action, costs, obligations, damages, and liabilities incurred by WilmerHale in taking any such action requested by MDCO.

6.	ADDITIONAL TERMS
6.1.Confidentiality. The parties and their respective counsel shall maintain in confidence the terms and conditions of this Agreement and shall not disclose the same unless, and only to the extent, (i) the other party consents in writing, (ii) otherwise required by law, stock exchange rule, regulation, subpoena, court order, or valid discovery request, (iii) necessary to give effect to any of the terms of this Agreement, (iv) necessary for accounting or tax purposes, (v) necessary for insurance purposes, (vi) to their legal counsel, (vii) to existing or prospective lenders or similar entities entering into financial arrangements with a party, or to a party's existing or prospective landlords or partners or (viii) for purposes of settlement discussions only, MDCO deems it appropriate to provide a copy of this Agreement to Biogen and Ropes & Gray, as well their respective counsel and insurers, provided that said Third Parties first enter into confidentiality agreement(s) with MDCO with confidentiality terms at least as strict as the confidentiality terms of this Section 6.1 requiring said Third Parties to maintain this Agreement and its terms in confidence. If a party receives a subpoena, court order, or discovery request requiring disclosure of some or all of the terms and conditions of this Agreement, that party promptly shall provide copies of such subpoena, court order, or discovery request to the other party. Any person or entity that receives disclosure pursuant to the exceptions stated in clauses (iii) - (viii) above shall be told the following: “The information that you have been provided regarding a settlement between The Medicines Company and WilmerHale is confidential and should not be disclosed further.” Furthermore, any such disclosure pursuant to the exceptions stated in clauses (iii) - (viii) above shall only be made to persons and entities who have a need to know such information for the purposes stated in clauses (iii) - (viii) above, and each party shall remain responsible for any failure by any of its or its Affiliates' respective employees, consultants, advisors or agents to maintain the confidentiality of such information. If a party is required by law, stock exchange rule, regulation, subpoena, court order, or valid discovery request to make a disclosure pursuant to the exception stated in clause (ii) above, it will give reasonable advance notice to the other party of such disclosure requirement, including a draft of the proposed disclosure for review by such other party, and, if requested by such other party, reasonably cooperate with such other party, at such other party's expense, to secure nondisclosure or confidential treatment of the information that is required to be disclosed.
6.2.Disputes. In the event that any dispute relating to this Agreement shall arise between the parties, such dispute will be resolved by arbitration in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and any such arbitration award shall be final and binding on the parties. To initiate the arbitration proceedings, a party shall write to the other party setting forth the issue(s) in dispute that shall be decided by arbitration (“Letter”). Each party shall have fifteen (15) days from the receipt of the Letter to select one arbitrator to serve on the arbitration panel. The arbitrators selected by the parties shall, within fifteen (15) days of their selection, select a third member to serve on the panel. If the arbitrators selected by the parties cannot, within fifteen (15) days of their selection, agree on a third member, the parties shall request that the AAA select the third member. All arbitrators selected under this Section must have at least ten (10) years of biotechnology or pharmaceutical industry business experience. Only highly expedited document discovery shall be permitted. Each party will be limited to ten (10) single part requests for documents. Any requests for documents must be served within three (3 days) from receipt of the Letter, and documents must be produced ten (10) days later. E-Discovery shall be limited to discovery of electronic mail messages that do not have to be forensically recovered from back-up tapes or other sources that are not readily accessible. Each party shall have thirty (30) days from the date the panel is complete to submit to the panel and to the other party a written statement not to exceed thirty (30) pages presenting such party's position on the issue(s). The panel shall, within forty (40) days after receipt of both parties' statements, hold a meeting on the issue(s) at which each party will have the opportunity to make a presentation and to respond to the other party's presentation. Within twenty (20) days of the conclusion of the meeting, the panel shall render its reasoned decision in writing. Each party shall bear the costs of the arbitrator selected by it. The costs of the third arbitrator will be shared equally. The prevailing party in the arbitration shall be awarded its reasonable attorney fees and costs, except as provided above with respect to the costs of the arbitrators; provided that, if neither party prevails as to all issues, the arbitrators shall award such fees and costs on a comparative basis. Nothing in this Section 6.2 shall limit either party's right to seek injunctive or other interim relief in aid of arbitration or to bring an action to confirm any arbitration award made pursuant to this Section 6.2 in any court of competent jurisdiction and seek to enforce the judgment entered by such court.
6.3.Cooperation. MDCO and WilmerHale each agree to provide reasonable cooperation, including to provide non-privileged documents and to make witnesses available, in any litigation involving a Third Party relating to the Extension, any alleged late filing of any request for an extension of the term of the '404 patent and any efforts to cure such alleged late filing or any related matter.
6.4.Tax Reporting Cooperation. WilmerHale understands and acknowledges that MDCO has not obtained a federal income tax deduction with respect to significantly all of the reasonable and customary lobbying fees and expenses incurred by MDCO. To the extent consistent with applicable law, WilmerHale covenants and agrees to reasonably cooperate with MDCO (including reporting on its federal and state income tax returns and information returns all payments to MDCO relating to such fees and expenses in such manner as may be reasonably requested by MDCO) and provide MDCO with assistance and any necessary information that would reasonably allow MDCO to legally characterize the lobbying fees and expenses and related payments made by WilmerHale in such manner as MDCO determines will minimize its federal and state income tax obligations.

6.5.No Admission. This Agreement is entered into solely for the purposes of settling the dispute between the parties and does not constitute and shall not be construed by either party as an admission of any fact or issue of law. This Agreement is a settlement and compromise of disputed claims. Nothing in this Agreement is intended or shall be construed to mean that WilmerHale bears responsibility, in whole or in part, for any injury to MDCO concerning the '404 patent, or that the payment for which this Agreement provides is a measure of all damages that MDCO allegedly sustained arising out of the USPTO's denials of MDCO's application for the Extension as untimely.
6.6.Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles that would require the application of the laws of any other jurisdiction.
6.7.Beneficiaries of Agreement. This Agreement and the releases granted by MDCO and WilmerHale herein shall be binding on, and inure to the benefit of, any successor or assign of MDCO or WilmerHale, as applicable, and shall inure to the benefit of the WilmerHale Released Parties and the MDCO Released Parties, who are intended third party beneficiaries of this Agreement and such releases and shall have the right to enforce the same.
6.8.Notices. Notices under this Agreement shall be sent by overnight or first class mail, return receipt or other proof of delivery requested, to the following:
If to WilmerHale:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: General Counsel

If to MDCO:

The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attention: General Counsel

6.9.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall be deemed to constitute a single document.
6.10.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior oral or written representations, statements or agreements between the parties involving the same subject matter.
6.11.Ambiguities. Any rule of construction to the effect that any ambiguities are to be resolved against a drafting person shall not be employed in any interpretation of this Agreement. This Agreement and all of their terms shall be construed equally as to all persons or entities.
6.12.Final Agreement. No right, part or obligation of this Agreement may be modified, altered, or changed in any manner whatsoever except by a written instrument duly executed by authorized representatives of the parties.
6.13.Authority. In entering into this Agreement, the parties warrant and represent that their respective signatories below have authority to enter into this Agreement on their behalf.

IN WITNESS HEREOF, the duly authorized individuals have executed this Agreement on behalf of the respective parties on the dates set opposite their signatures.
The Medicines Company

Dated: February 11, 2011
By:    /s/ Glenn P. Sblendorio
Name:     Glenn P. Sblendorio
Title:     Senior Vice President and
Chief Financial Officer

Wilmer Cutler Pickering Hale and Dorr LLP
Dated: February 11, 2011
By:    /s/ William J. Perlstein
Name: William J. Perlstein
Title: Co-Managing Partner

Exhibit 1

Form of Biogen Release

RELEASE
This Release (“Release”) is hereby granted by Biogen Idec Inc., a Delaware corporation (“BIIB”), and Biogen Idec MA Inc., a Massachusetts corporation formerly known as Biogen (“Biogen”), in favor of Wilmer Cutler Pickering Hale and Dorr LLP, a Delaware limited liability partnership (“WilmerHale”), and the other WilmerHale Released Parties (as defined below).
INTRODUCTION
A.    Pursuant to a License Agreement between Biogen and The Medicines Company, a Delaware corporation (“MDCO”), dated March 21, 1997, MDCO is the exclusive licensee of United States Patent No. 5,196,404 (“'404 patent”).
B.    In February, 2001, MDCO sought to obtain an extension of the term of the '404 patent pursuant to the provisions of 35 U.S.C. §156.
C.    The United States Patent and Trademark Office (“USPTO”) subsequently denied MDCO's application for an extension of the term of the '404 patent as untimely under 35 U.S.C. §156(d)(1).
D.    MDCO subsequently filed a lawsuit in the United States District Court for the Eastern District of Virginia against USPTO, the United States Food and Drug Administration, the United States Department of Health and Human Services, and the heads of those agencies, challenging USPTO's denial of MDCO's application for an extension of the term of the '404 patent.
E.    [STATE STATUS OF PATENT TERM EXTENSION ISSUES AS OF DATE OF SETTLEMENT WITH BIOGEN]
F.    On February 11, 2011, MDCO and WilmerHale entered into a Settlement Agreement and Release (the “WilmerHale-MDCO Settlement Agreement”) and, contemporaneously with this Release, MDCO and Biogen are entering into a settlement agreement (the “MDCO-Biogen Settlement Agreement”), relating to potential claims and causes of action related to the '404 patent and the request for an extension of the term of the '404 patent.
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which BIIB and Biogen hereby acknowledge, BIIB and Biogen hereby grant the following release:
BIIB and Biogen, each for and on behalf of itself, its former, present and future affiliates and its divisions, predecessors, successors and assigns, and any other person or entity claiming by or through BIIB or Biogen, forever releases and discharges WilmerHale; its past, present and future partners, affiliates, divisions, predecessors (including without limitation its predecessor entities, Hale and Dorr LLP, a Massachusetts limited liability partnership, and Wilmer Cutler Pickering LLP, a Delaware limited liability partnership), successors and assigns; and the past, present and future managers, members, officers, directors, trustees, principals, shareholders, employees, counsel, junior partners, associates, agents, representatives, insurers, and attorneys of any of the foregoing (the “WilmerHale Released Parties”) from and against any and all past, present and future claims, debts, demands, causes of action, costs, obligations, damages, and liabilities of any kind or nature, known or unknown, arising from or relating to the '404 patent, any request for an extension of the term of the '404 patent, any alleged late filing of such request, any efforts to cure such alleged late filing or any related matter. Nothing in this Release is intended to or shall release Ropes & Gray LLP or Fish & Neave, or any of their past, present or future partners (in their capacity as past, present or future partners), affiliates, divisions, predecessors, successors or assigns, associates, counsel, employees, patent agents, insurers or shareholders, from any or all past, present or future claims, causes of actions, costs, obligations, damages or liabilities, of any kind or nature, known or unknown.
This Release shall inure to the benefit of the WilmerHale Released Parties, who are intended third party beneficiaries of this Release and shall have the right to enforce the same against BIIB and Biogen, their former, present and future affiliates, their successors and assigns, and any other person or entity claiming by or through BIIB or Biogen.

This Release and any dispute arising from this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles that would require the application of the laws of any other jurisdiction.
IN WITNESS HEREOF, the duly authorized individuals have executed this Release on behalf of BIIB and Biogen on the dates set forth opposite their signatures.
Biogen Idec Inc.

Dated: __________ __, 2011        By:
Name:
Title:

Biogen Idec MA Inc.

Dated: __________ __, 2011        By:
Name:
Title: